EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated June 14, 2006, relating to the financial statements of Immtech Pharmaceuticals, Inc. (a developmental stage enterprise) and subsidiaries (the “Company”), and management’s report on the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of the Company for the year ended March 31, 2006.

/s/ Deloitte & Touche LLP

Milwaukee, Wisconsin

February 6, 2007